UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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PPG Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PPG Industries, Inc.        One PPG Place        Pittsburgh, Pennsylvania 15272

March 4, 2005

DEAR SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of Shareholders of PPG Industries, Inc. to be held on Thursday, April 21, 2005, in the Sheraton Station Square, 300 West Station Square Drive, Pittsburgh, Pennsylvania. The meeting will begin at 11:00 A.M. We look forward to greeting personally those shareholders who will be able to be present. This booklet includes the notice of the Annual Meeting and the Proxy Statement, which contains information about the business of the Annual Meeting, your Board of Directors and its committees, and certain of PPG’s officers.

This year, you are being asked to elect three Directors. You are also being asked to endorse the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2005.

It is important that your shares be represented at the Annual Meeting. You are, therefore, urged to vote by telephone or Internet or by completing, dating and signing the accompanying Proxy and Voting Instruction Card and returning it promptly in the return envelope provided, whether or not you plan to attend personally.

Sincerely yours,

Raymond W. LeBoeuf

Chairman of the Board and

Chief Executive Officer

PPG INDUSTRIES, INC.

One PPG Place, Pittsburgh, Pennsylvania 15272

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 21, 2005

Notice is hereby given that the Annual Meeting of Shareholders of PPG Industries, Inc. will be held on Thursday, April 21, 2005, at 11:00 A.M., prevailing time, in the SHERATON STATION SQUARE, 300 WEST STATION SQUARE DRIVE, PITTSBURGH, PENNSYLVANIA, for the purpose of considering and acting upon the following:

1.	The election of three Directors; and

2.	A proposal to endorse the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2005.

Only shareholders of record of the Company as of the close of business on February 22, 2005, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

Admission to the Annual Meeting will be by Admission Card only. If you are a shareholder of record or a PPG Industries Employee Savings Plan participant and plan to attend, you may obtain an Admission Card by following the instructions provided in your proxy materials. If your shares are not registered in your name, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. That firm will request an Admission Card for you or provide you with evidence of your ownership that will gain you admission to the Annual Meeting.

James C. Diggs, Senior Vice President,

General Counsel & Secretary

Pittsburgh, Pennsylvania

March 4, 2005

PPG INDUSTRIES, INC.

One PPG Place, Pittsburgh, Pennsylvania 15272

PROXY STATEMENT

Annual Meeting of Shareholders—April 21, 2005

This Proxy Statement is being mailed to the shareholders of PPG Industries, Inc. (hereinafter sometimes called “PPG” or the “Company”) on or about March 4, 2005, in connection with the solicitation of proxies by the Board of Directors of the Company (hereinafter sometimes called the “Board of Directors” or the “Board”). Such proxies, which may be given by following the instructions accompanying this Proxy Statement, will be voted at the Annual Meeting of Shareholders of the Company (hereinafter sometimes called the “Meeting”) to be held on Thursday, April 21, 2005, at 11:00 A.M., prevailing time, in the SHERATON STATION SQUARE, 300 WEST STATION SQUARE DRIVE, PITTSBURGH, PENNSYLVANIA and at any adjournment thereof. Proxies may be revoked at will before they have been exercised, but the revocation of a proxy will not be effective until written notice thereof has been given to the Secretary of the Company.

VOTING SECURITIES

As of the close of business on February 22, 2005, there were outstanding 173,202,756 shares of the Common Stock of the Company, par value $1.66 2/3 per share, the only class of voting securities of the Company outstanding. Only shareholders of record as of the close of business on February 22, 2005, are entitled to notice of and to vote at the Annual Meeting. Except with respect to the election of Directors, each such shareholder is entitled to one vote for each share so held. With respect to the election of Directors, the right of cumulative voting exists. That right permits each shareholder to multiply the number of shares the shareholder is entitled to vote by the number of Directors to be elected in order to determine the number of votes the shareholder is entitled to cast for nominees, and, then, to cast all or any number of such votes for one nominee or to distribute them among any two or more nominees in that class. The proxies solicit discretionary authority to vote cumulatively.

Set forth below is certain information concerning beneficial owners of more than five percent (5%) of the Company’s outstanding Common Stock:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Outstanding
Barclays Global Investors, NA and certain of its affiliates 45 Fremont Street San Francisco, CA 94105	9,596,320	(1)	5.58	%(1)

(1)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, Barclays Global Investors, NA and certain of its affiliates (“Barclays”) reported aggregate beneficial ownership of approximately 5.58%, or 9,596,320 shares, of the Company’s common stock as of December 31, 2004. Barclays reported that it possessed sole voting power over 8,601,446 shares and sole dispositive power over 9,596,320 shares. Barclays also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.

Set forth below is certain information with respect to the beneficial ownership of shares of the Company’s Common Stock as of February 22, 2005, by certain persons, including (i) the nominees for Directors, one of whom, Mr. LeBoeuf, is the Chief Executive Officer of the Company (hereinafter sometimes called the “CEO”); the continuing Directors, one of whom, Mr. Bunch, is the President and Chief Operating Officer of the Company (hereinafter sometimes called the “President”); one Director, Mr. Krowe, who is retiring effective April 21, 2005; and the remaining Other Named Executives (as defined herein); and (ii) such persons as a Group.

	Shares of Beneficially Owned Common Stock and Common Stock Equivalents(1)
Name of Beneficial Owner	Beneficially Owned Common Stock(2)	Common Stock Equivalents(3)	Total(4)
Raymond W. LeBoeuf	522,845	19,817	542,662
James G. Berges	8,500	5,889	14,389
Charles E. Bunch	308,825	9,585	318,410
Erroll B. Davis, Jr.	11,133	14,055	25,188
Victoria F. Haynes	350	534	884
Michele J. Hooper	11,600	5,681	17,281
Allen J. Krowe	12,744	22,966	35,710
Robert Mehrabian	12,000	15,476	27,476
Robert Ripp	1,000	842	1,842
Thomas J. Usher	11,000	8,857	19,857
David R. Whitwam	12,000	20,137	32,137
William H. Hernandez	278,679	5,058	283,737
James C. Diggs	82,199	7,844	90,043
Garry A. Goudy	63,068	828	63,896
All of the above as a Group (5)	1,335,943	137,569	1,473,512

(1)	Each of the named owners has sole voting power and sole investment power as to all the shares beneficially owned by them with the exception of (i) shares held by certain of them jointly with, or directly by, their spouses, and (ii) the Common Stock Equivalents shown in the second column and described more fully below which have no voting power.
(2)	Shares of Common Stock considered to be “Beneficially Owned” include both Common Stock actually owned and shares of Common Stock as to which there is a right to acquire ownership on, or within sixty days after, February 22, 2005. None of the identified beneficial owners holds more than 1% of the shares of Common Stock beneficially owned. The identified beneficial owners as a Group hold 0.77% of the shares of Common Stock beneficially owned. Of the shares shown, 10,000 of the shares held by each of Messrs. Davis, Krowe, Mehrabian, Usher, Whitwam and Ms. Hooper, 7,500 of the shares held by Mr. Berges, none of the shares held by each of Mr. Ripp and Ms. Haynes, and 297,621; 224,468; 224,951; 55,094; and 49,102 of the shares held by Messrs. LeBoeuf, Bunch, Hernandez, Diggs and Goudy, respectively, are shares as to which the beneficial owner has the right to acquire beneficial ownership within sixty days of February 22, 2005, upon the exercise of Options granted under the PPG Industries, Inc. Stock Plan (sometimes also referred to in this Proxy Statement as the “Stock Plan”).
(3)	Certain Directors hold Common Stock Equivalents in their accounts in the PPG Industries, Inc. Deferred Compensation Plan for Directors (which is described under “Compensation of Directors” below). Certain Executive Officers hold Common Stock Equivalents in their accounts in the PPG Industries, Inc. Deferred Compensation Plan. Common Stock Equivalents are hypothetical shares of Common Stock having a value on any given date equal to the value of a share of Common Stock. Common Stock Equivalents earn dividend equivalents that are converted into additional Common Stock Equivalents but carry no voting rights or other rights afforded to a holder of the Common Stock.
(4)	This is the sum of the Beneficially Owned Common Stock and the Common Stock Equivalents as shown in the previous two columns.
(5)	The Group consists of fourteen persons: the three nominees for Directors, one of whom is the CEO; the seven continuing Directors, one of whom is the President; one Director (Mr. Krowe) who is retiring effective April 21, 2005; and the three Other Named Executives as of February 22, 2005, who are not Directors (Messrs. Hernandez, Diggs and Goudy).

ELECTION OF DIRECTORS

Three Directors are to be elected to a class that will serve until 2008 and until their successors have been duly elected and qualified, or their earlier retirement or resignation. It is intended that the shares represented by each proxy will be voted cumulatively as to each class, in the discretion of the proxies, for the nominees for Directors set forth below, each of whom is an incumbent, or for any substitute nominee or nominees designated by the Board of Directors in the event any nominee or nominees become unavailable for election. The principal occupations of, and certain other information regarding, the nominees and the continuing Directors are set forth below.

Nominees to Serve in a Class Whose Term Expires in 2008

MICHELE J. HOOPER, Former President and Chief Executive Officer, Voyager Expanded Learning, Inc. Ms. Hooper, 53, has been a Director of PPG since 1995. She was President and Chief Executive Officer of Voyager Expanded Learning, a developer and provider of learning programs and teacher training for public schools, from 1999 until 2000. Prior to that, she was President and Chief Executive Officer of Stadtlander Drug Company, Inc., a provider of disease-specific pharmaceutical care from 1998 until Stadtlander was acquired in 1999. She is also a director of AstraZeneca plc, DaVita Inc. and Target Corporation.

RAYMOND W. LEBOEUF, Chairman of the Board and Chief Executive Officer, PPG Industries, Inc. Mr. LeBoeuf, 58, has been a Director of PPG since 1995. He has been Chairman of the Board and Chief Executive Officer of PPG since 1997. He is also a director of Praxair, Inc. and ITT Industries, Inc.

ROBERT MEHRABIAN, Chairman of the Board, President and Chief Executive Officer, Teledyne Technologies Inc. Dr. Mehrabian, 63, has been a Director of PPG since 1992. He has been Chairman of the Board, President and Chief Executive Officer of Teledyne Technologies Inc., a provider of sophisticated electronic components, instruments and communication products, systems engineering solutions, aerospace engines and components and on-site gas and power generation systems, since 2000. He was President and Chief Executive Officer of Teledyne Technologies Inc. from its formation (as a spin-off of Allegheny Teledyne Inc.) in 1999 until 2000. He was Executive Vice President of Allegheny Teledyne Inc., a manufacturer of specialty metals, aerospace, electronics, industrial and consumer products, from 1998 until 1999. He is also a director of Teledyne Technologies Inc. and Mellon Financial Corporation.

Continuing Directors—Term Expires in 2006

CHARLES E. BUNCH, President and Chief Operating Officer, PPG Industries, Inc. Mr. Bunch, 55, has been a Director of PPG since 2002. He has been President and Chief Operating Officer of PPG since July 2002. Before becoming President and Chief Operating Officer, he was Executive Vice President of PPG from 2000 to 2002 and Senior Vice President, Strategic Planning and Corporate Services, of PPG from 1997 to 2000. Mr. Bunch is also a director of the H. J. Heinz Company.

ROBERT RIPP, Chairman of Lightpath Technologies. Mr. Ripp, 63, has been a Director of PPG since March 2003. He has been Director and Chairman of Lightpath Technologies, a manufacturer of optical lens and module assemblies for the telecom sector since 1999. He served as Interim President and Chief Executive Officer of Lightpath from October 2001 to July 2002. He was Chairman and Chief Executive Officer of AMP Incorporated, an electrical products company, from 1998 until AMP was acquired in April 1999. He is also a director of insurance company, ACE Limited, and Safeguard Scientific, Inc.

THOMAS J. USHER, Chairman of the Board of United States Steel Corporation. Mr. Usher, 62, has been a Director of PPG since 1996. He had been Chairman of the Board, Chief Executive Officer and President of United States Steel Corporation, a major producer of metal products, since 2001, but retired from the positions of Chief Executive Officer and President on September 30, 2004. He served as Chairman of the Board and Chief Executive Officer of USX Corporation from 1995 until 2001. He is also a director of United States Steel Corporation, Marathon Oil Corporation, PNC Financial Services, Inc. and H. J. Heinz Company.

DAVID R. WHITWAM, Retired Chairman of the Board and Chief Executive Officer, Whirlpool Corporation. Mr. Whitwam, 63, has been a Director of PPG since 1991. He was Chairman of the Board and Chief Executive Officer of Whirlpool Corporation, a manufacturer and distributor of household appliances and related products, from 1987 until his retirement in 2004. He is also a director of Convergys Corporation.

Continuing Directors—Term Expires in 2007

JAMES G. BERGES, President, Emerson Electric Co. Mr. Berges, 57, has been a Director of PPG since 2000. He has been President of Emerson Electric Co. since 1999. Emerson Electric Co. is a global manufacturer of products, systems and services for industrial automation, process control, HVAC, electronics and communications, and appliances and tools. He is also a director of Emerson Electric and of MKS Instruments, Inc.

ERROLL B. DAVIS, JR., Chairman of the Board and Chief Executive Officer, Alliant Energy, a global energy service provider formed as the result of a merger of WPL Holdings, Inc., IES Industries Inc. and Interstate Power Co., in 1998. Mr. Davis, 60, has been a Director of PPG since 1994. Prior to the merger that formed Alliant Energy, he was President and Chief Executive Officer of Wisconsin Power and Light Company and WPL Holdings, Inc. He was President of Wisconsin Power and Light Company from 1987 until 1998 and Chief Executive Officer from 1988 until 1998. He was President and Chief Executive Officer of WPL Holdings, Inc., the parent company of Wisconsin Power and Light Company, from 1990 until 1998. He is also a director of Alliant Energy, BP plc. and Union Pacific Corp.

VICTORIA F. HAYNES, President and Chief Executive Officer of Research Triangle Institute. Ms. Haynes, 57, has been a Director of PPG since October 2003. She has been the President and Chief Executive Officer of Research Triangle Institute, which performs scientific research and development in advanced technologies, public policy, environmental protection, and health and medicine, since July 1999. She was Vice President of the Advanced Technology Group and Chief Technical Officer of BF Goodrich Company from 1992 to 1999. Ms. Haynes is also a director of Lubrizol Corporation, Nucor Corporation and Ziptronix, Inc.

Committees of the Board

The Board of Directors has appointed four standing committees, including an Audit Committee, a Nominating and Governance Committee, an Officers-Directors Compensation Committee and an Investment Committee. During 2004, the Board held eight meetings, the Audit Committee held five meetings, the Nominating and Governance Committee held three meetings, the Officers-Directors Compensation Committee held three meetings and the Investment Committee held two meetings. The average attendance at meetings of the Board and Committees of the Board during 2004 was over 95%, and each Director attended at least 81% of the total number of meetings of the Board and Committees of the Board on which such Director served. Ten of the eleven Directors then in office attended the 2004 Annual Meeting of Shareholders. Descriptions of the Audit, Nominating and Governance, Officers-Directors Compensation and Investment Committees are set forth below. None of the members of those Committees is a past or present employee or officer of the Company.

The Board of Directors has determined that all Directors, other than Messrs. LeBoeuf and Bunch, are independent under the independence criteria for Directors established by the New York, Philadelphia and Pacific Stock Exchanges and the independence criteria adopted by the Board of Directors. The independence criteria adopted by the Board of Directors are set forth in the Board’s Corporate Governance Guidelines, which are available on the Company’s website at www.ppg.com under “Corporate Governance.” The Charters of all of the committees of the Board, along with the Company’s Global Code of Ethics and its Code of Ethics for Senior Financial Officers, are also available on the Company’s website and will be made available to any shareholder in print upon written request delivered to the Secretary of the Company at One PPG Place, Pittsburgh, Pennsylvania 15272.

The Company’s independent Directors meet separately, without any PPG management or employees present, at each meeting of the Board of Directors. The Board has designated the Chair of the Nominating and Governance Committee (currently Mr. Whitwam) to serve as Presiding Director of the independent Director sessions. In their discretion, the independent Directors may select another independent Director to serve as Presiding Director for a particular session.

Audit Committee—The functions of the Audit Committee are primarily to review with the Company’s independent auditors and the Company’s officers and internal auditors their respective reports and recommendations concerning audit findings and the scope of and plans for their future audit programs and to review audits, annual financial statements, accounting and financial controls. The Audit Committee also appoints the independent auditors for the Company and assists the Board in oversight of the Company’s compliance with legal and regulatory requirements. The members of the Audit Committee are James G. Berges, Erroll B. Davis, Jr., Michele J. Hooper (Chair), Robert Mehrabian and Robert Ripp. All of the members of the Audit Committee are independent under the criteria adopted by the Board of Directors and the criteria established by the New York, Philadelphia and Pacific Stock Exchanges.

Audit Committee Report to Shareholders—The Audit Committee of the Board of Directors has oversight responsibility for the Company’s financial reporting process and the quality of its financial reporting, among other responsibilities. The Audit Committee operates under a written Audit Committee Charter adopted by the Board of Directors. The Audit Committee Charter is available on the Company’s website at www.ppg.com. In connection with the December 31, 2004 financial statements, the Audit Committee:

1)	Reviewed and discussed the audited financial statements with management,

2)	Discussed with the Company’s independent registered public accounting firm , Deloitte & Touche LLP, the matters required by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS Nos. 89 and 90 (“Communication with Audit Committees”) and Rule 2-07 of Regulation S-X, and

3)	Received the written independence disclosures from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP their independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

The Audit Committee:

James G. Berges

Erroll B. Davis, Jr.

Michele J. Hooper (Chair)

Robert Mehrabian

Robert Ripp

Nominating and Governance Committee—The Nominating and Governance Committee of the Board of Directors is composed of five Directors, all of whom are independent under the criteria adopted by the Board of Directors and the criteria established by the New York, Philadelphia and Pacific Stock Exchanges. The members of the Nominating and Governance Committee are James G. Berges, Victoria F. Haynes, Michele J. Hooper, Allen J. Krowe and David R. Whitwam (Chair). The Committee’s Charter, which is available on the Company’s website at www.ppg.com, describes the composition, purposes and responsibilities of the Committee. Among other things, the Charter provides that the Committee will be composed of independent, non-employee Directors. The Charter also provides that the Committee shall be responsible to identify and recommend to the Board of Directors the persons to be nominated by the Board to stand for election as Directors at each Annual Meeting of Shareholders, the persons to be elected by the Board to fill any vacancy or vacancies in its number, and the persons to be elected by the Board to be Chairman of the Board, Vice Chairman of the Board, if any, President, and the Executive Officers of the Company. The Committee also recommends to the Board actions to be taken regarding the structure, organization and functioning of the Board, and the persons to serve as members of the standing committees of, and certain committees appointed by, the Board. The Charter gives the Committee the responsibility to develop and recommend corporate governance guidelines to the Board, and to recommend to the Board the process and criteria to be used in evaluating the performance of the Board and to oversee the evaluation of the Board.

The Committee will consider nominees for Director recommended by shareholders and evaluate such nominees against the same criteria used to evaluate all candidates for Director. Shareholders recommending a nominee for Director should send such recommendation to the Secretary of PPG at One PPG Place, Pittsburgh, Pennsylvania 15272. Except for the representations set forth under (b) below in this paragraph, a shareholder recommendation of a Director nominee should be submitted with the same information as required by the Company’s Bylaws to be included in a written notice of a shareholder nomination of a person to stand for election at a meeting of shareholders. The Company’s Bylaws provide that nominations for persons to stand for election as Directors may be made by holders of record of Common Stock entitled to vote in the election of the Directors to be elected, provided that a nomination may be made by a shareholder at a meeting of shareholders only if written notice of such nomination is received by the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of Shareholders, held on the third Thursday in April, ninety days prior to such Annual Meeting and (ii) with respect to an election to be held at an Annual Meeting of Shareholders held on a date other than the third Thursday in April or an election to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each notice of nomination from a shareholder must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to be present at the meeting in person or by proxy to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors; and (e) the written consent of each nominee, signed by such nominee, to serve as a director of the Company if so elected.

The Committee identifies candidates for the Board of Directors by soliciting recommendations from Committee members and incumbent Directors and considering recommendations from shareholders. The Committee also has authority to retain and terminate search firms to assist in identifying Director candidates. From time to time, search firms have been paid a fee to identify candidates. Although there are no specific minimum qualifications a nominee must meet in order to be recommended for the Board, the committee uses several criteria, as described in its Charter, in considering candidates for Director. Among those criteria are: the experience of the candidate, their knowledge of national and international operations of industrial businesses, awareness of the Company’s societal responsibilities in conducting its operations, and any potential conflict of interest. The Committee’s Charter also provides that it should seek to establish a Board that, taken as a whole, should, among other things, be representative of the broad scope of shareholder interests, without orientation to any particular constituencies; challenge management in a constructive way to reach the Company’s goals; be sensitive to the cultural and geographical diversity of the Company; be comprised principally of active or retired senior executives of publicly held corporations or financial institutions; and include Directors whose overriding credentials reflect maturity, experience, insight and prominence in the community.

Officers-Directors Compensation Committee—The Officers-Directors Compensation Committee (in the Compensation Committee Report below sometimes referred to as the “Committee”) approves, adopts, administers, interprets, amends, suspends and terminates the compensation plans of the Company applicable to, and fixes the compensation and benefits of, all officers of the Company serving as Directors of the Company (currently Raymond W. LeBoeuf and Charles E. Bunch) and all Executive Officers of the Company. The members of the Officers-Directors Compensation Committee are Robert Mehrabian, Robert Ripp, Thomas J. Usher (Chair) and David R. Whitwam. All of the members of the Officers-Directors Compensation Committee are independent under the criteria adopted by the Board of Directors and the criteria established by the New York, Philadelphia and Pacific Stock Exchanges.

Investment Committee—The Investment Committee reviews the investment policies of the Company concerning its pension plans and certain benefit plans and the asset investment policies of the PPG Industries Foundation. The Committee also reviews (i) the selection of providers of services to such pension and benefit plans of the Company and to the Foundation, (ii) the allocations of assets among classes and the performance of the investments of such pension and benefit plans and the Foundation, and (iii) the actuarial assumptions concerning and the funding levels of the Company’s pension plans. The members of the Investment Committee are Erroll B. Davis, Jr. (Chair), Victoria F. Haynes, Allen J. Krowe and Thomas J. Usher. All of the members of the Investment Committee are independent under the criteria adopted by the Board of Directors and the criteria established by the New York, Philadelphia and Pacific Stock Exchanges.

Shareholder Communications with the Board

Shareholders may send communications to any Director in writing by sending them to the Director in care of the Secretary of PPG at One PPG Place, Pittsburgh, Pennsylvania 15272. The Secretary will forward all such written communications to the Director to whom it is addressed.

Compensation of Directors

During 2004, Directors who are not also Officers received an annual retainer of $90,000. The Chair of the Audit Committee also received an additional annual fee of $7,500 and the Chair of each other Committee also received an additional annual fee of $5,000. Any Director who is also an Officer receives no compensation as a Director. In addition, on February 16, 2005, each Director who is not also an Officer was granted, under the PPG Stock Plan, Nonqualified Options to purchase 2,500 shares of Common Stock at an exercise price of $71.88 per share. The Options are exercisable three years after the date of grant. Last, the Company pays premiums on behalf of each Director who is not also an Officer for Accidental Death & Dismemberment insurance, Directors’ liability insurance and aircraft travel insurance coverage.

Under the PPG Industries, Inc. Deferred Compensation Plan for Directors (the “Deferred Compensation Plan for Directors”), each Director may elect to defer the receipt of all or any portion of the compensation paid to such Director for serving as a PPG Director. All deferred payments are held in the form of Common Stock Equivalents and earn dividend equivalents until paid. Payments out of the deferred accounts are made in the form of Common Stock of the Company (and cash as to any fractional Common Stock Equivalents).

Common Stock Equivalents under the Deferred Compensation Plan for Directors are hypothetical shares of Common Stock having a value on any given date equal to the value of a share of Common Stock. Common Stock Equivalents earn dividend equivalents that are converted into additional Common Stock Equivalents but carry no voting rights or other rights afforded to a holder of Common Stock.

As part of its overall program to promote charitable giving, the Company established a Directors’ charitable award program funded by insurance policies on the lives of Directors. Upon the death of an individual Director, the Company will donate an amount up to and including a total of $1 million to one or more qualifying charitable organizations designated by such Director and approved by the Company. The Company will subsequently be reimbursed from the proceeds of the life insurance policies. Individual Directors derive no financial benefit from this program since all charitable deductions accrue solely to the Company. This program is not applicable to any Director initially elected after July 2003.

Other Transactions

PPG and its subsidiaries purchase products and services from and/or sell products and services to companies of which certain of the Directors of PPG are executive officers. PPG does not consider the amounts involved in such transactions material. Such purchases from and sales to each company involved less than 1% of the consolidated gross revenues for 2004 of the purchaser and seller and all of such transactions were in the ordinary course of business. Some of such transactions are continuing, and it is anticipated that similar transactions will recur from time to time.

Compensation Committee Report on Executive Compensation

The Officers-Directors Compensation Committee of the Board of Directors is responsible for determining and administering the policies that govern the executive compensation programs of the Company. The Committee, consisting entirely of independent outside Directors, met three times in 2004 to establish Company performance goals, base salary pay levels and target annual bonus awards, to approve annual bonus payments and to establish and approve long-term incentives for the Executive Officers of the Company.

Philosophy

The philosophy of the Committee is that the interests of the Company and its shareholders require attracting and retaining the best possible executive talent, motivating executives to achieve goals that support business strategies and linking executive and shareholder interests. The Committee believes this is generally best accomplished by competitively compensating the executives, including the Named Executives listed in the compensation table on page 13 (the “Named Executives”), while having a significant portion of their total compensation variable and related to the performance of the Company against established goals and to their overall personal performance in directing the enterprise. The Committee also utilizes equity-based plans for a portion of compensation to link executive and shareholder interests. To reinforce this link, there are formal stock ownership guidelines for senior management. Executives with ownership levels below the guidelines receive 20% of their annual bonus award in Common Stock of the Company.

Annual Compensation Programs

The levels of base salary and target annual bonuses for the Named Executives are established annually under a program intended to maintain parity with the market for similar positions. Total annual compensation is targeted at approximately the median of the market value for each position based on data available from several independent market surveys. The companies compared for annual compensation and long-term incentive purposes include certain companies in the Standard and Poor’s (S&P) 500 Materials Sector as well as other industrial companies of similar size and/or markets in the S&P 500. Thus, this comparison set of companies is not the same set of companies included in the indices used in the Comparison of Five-Year Cumulative Total Shareholder Return graph on page 19.

The Named Executives’ base salaries are generally maintained below the median of the market surveys of comparison data. Annual bonus awards under the Company’s Executive Officers’ Annual Incentive Compensation Plan (and, for Mr. Goudy, under the Company’s Annual Incentive Compensation Plan) are then targeted at a level that, when combined with base salaries, approximates the median base salary and annual bonus paid by companies represented in the salary data. Competitive total compensation is achieved when target performance is met but with a larger percent of pay at risk than is the case in the comparison companies.

Total annual compensation should exceed the median of the comparison data when Company financial performance exceeds targets established by the Committee and individual performance contributes to meeting strategic objectives of the Company. Total annual compensation should be below the median of the comparison data when Company financial performance does not meet targets and/or individual performance does not have a positive effect on strategic objectives.

The financial performance targets established by the Committee are based on earnings growth, Return on Capital (ROC) and Return on Equity (ROE). On a limited basis, the Committee may decide not to include some one-time accounting adjustments in determining whether the financial performance targets are met. Bonus awards are calculated using these financial targets and an assessment of personal performance related to achievement of strategic objectives of the Company. The personal performance assessment of the CEO is determined by the Committee, with input from the full Board. The other Named Executives other than Mr. Goudy are assessed by the CEO and Mr. Goudy is assessed by the President.

Final awards for Executive Officers of the Company are subject to the negative discretion of the Committee as permitted in the PPG Industries, Inc. Executive Officers’ Annual Incentive Compensation Plan approved by the shareholders. If minimum thresholds of earnings growth, ROC and ROE are not achieved, no awards are granted by the Committee.

Long-Term Incentive Programs

The Committee has established long-term incentive programs that motivate key employees to invest in the stock of the Company and to cause the Company to grow and profit, provide compensation levels competitive with opportunities available elsewhere in industry and encourage key employees to continue in the employ of the Company.

Long-term incentives for the Named Executives are currently provided under the PPG Industries, Inc. Stock Plan (the “Stock Plan”) and the PPG Industries, Inc. Executive Officers’ Long Term Incentive Plan, formerly PPG Industries, Inc. Executive Officers’ Total Shareholder Return Plan, or, for Mr. Goudy, the Long Term Incentive Plan, formerly Total Shareholder Return Plan, (collectively, the “LTI Plans”). These programs, in combination, provide compensation opportunities competitive with long-term incentive compensation opportunities for large companies identified as potential competitors for executive talent.

The Stock Plan has been approved by shareholders and provides for the granting of stock options to selected employees. The number of stock options granted to Named Executives is determined so that an estimate of potential value of the options and payments under the applicable LTI Plan, when combined with annual compensation discussed above, will approximate the median total annual and long-term compensation paid to executives in the comparison companies. The number of option shares granted is not determined by past Company performance and is not dependent on the number granted in the past or the number presently held. The options are performance related since the value of the option is ultimately determined by the future performance of the Company as reflected by stock price.

Also, as shown in the Option/SAR Grants in Last Fiscal Year table and related footnotes on pages 14 and 15, the Named Executives exercised existing options in a manner entitling them to receive Restored Options under the Restored Option provisions of the Stock Plan.

The LTI Plans provide long-term incentive for Named Executives to generate high shareholder return in relation to S&P 500 Materials Sector Companies. Contingent share grants are made at the beginning of three-year plan periods and are paid at the end of a period if the Company achieves target performance. Payments are performance based because payments at the end of the period will be zero if minimum performance is not achieved and may exceed the original contingent share grant if shareholder return vs. the S&P 500 Materials Sector Companies is above target.

Beginning in 2005, comparable long-term incentive value has been delivered by reducing reliance on stock options and incorporating restricted stock units (“RSUs”), which have both performance and time-based vesting features. For the RSU grants, if PPG meets the specific performance targets of growth in earnings per share or cash flow return on capital over a three-year period, then the grants are payable at the end of such period. If designated performance targets are not met, no payout will be made. The remainder of the long-term value is delivered through annual grants of stock options and contingent shares based on total shareholder return. Such diversification of long-term incentive instruments is consistent with PPG’s philosophy of providing a balanced and competitive compensation program that aligns the interests of PPG executives and its shareholders by tying compensation to performance. With this change, PPG continues to provide a long-term incentive program of comparable value, but one with a broader mix of performance incentives.

CEO Compensation

Mr. LeBoeuf’s base salary in 2004 increased by 5.3% over the amount he received in 2003. Consistent with the Company’s philosophy, the fixed salary portion of Mr. LeBoeuf’s compensation remained below the median base salary paid by the comparison companies. His annual bonus for 2004 was determined 70% on performance of the Company against financial goals and 30% on personal performance against non-financial goals related to strategic objectives of the Company. The strong 2004 financial results of the Company, together with the Committee’s assessment of Mr. LeBoeuf’s performance toward achieving strategic objectives related to growth initiatives, strategic planning, capital allocation, responsiveness to PPG’s shareholders and the general management of corporate issues, are reflected in his 2004 bonus.

Mr. LeBoeuf was granted 140,000 options at Fair Market Value on the date of grant. This grant is consistent with the Committee’s philosophy that the estimated value of long-term compensation combined with targeted annual compensation will be competitive with total annual and long-term compensation provided by companies that are potential competitors for executive talent.

Other Named Executives’ Compensation

The accompanying compensation tables also list four Named Executives other than Mr. LeBoeuf (“Other Named Executives”). The Other Named Executives’ base salaries were increased over 2003 base salaries consistent with our base pay practice discussed above. Current base salary levels remained below the median base salary position of the comparison companies. The Other Named Executives’ annual bonus awards were based on Company financial performance measures and non-financial measures directly related to their corporate objectives.

The sizes of the stock option grants to Other Named Executives under the Stock Plan are consistent with the philosophy above and represent a level of long-term incentive that is competitive with the median provided by comparison companies for individuals with similar levels of responsibility. The Other Named Executives also received Restored Options as stated in the Option/SAR Grants in Last Fiscal Year table and related footnotes on pages 14 and 15.

Deductibility of Compensation

The annual and long-term incentive compensation programs for Executive Officers of the Company were designed to comply with the tax deductibility requirements of Section 162(m) of the Internal Revenue Code.

Summary

Through the programs and actions of the Committee described above, a very significant portion of the Company’s executive compensation is linked directly to Company performance and returns to shareholders. The Officers-Directors Compensation Committee intends to continue this policy.

The Officers-Directors Compensation Committee:

Robert Mehrabian

Robert Ripp

Thomas J. Usher (Chair)

David R. Whitwam

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Named Executives’ Compensation

There is shown below information concerning the annual and long-term compensation of the Named Executives for services in all capacities to the Company for the fiscal years ended December 31, 2004, 2003 and 2002.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)(3)
R. W. LeBoeuf Chairman and Chief Executive Officer	2004 2003 2002	1,000,000 950,000 880,000	3,000,000 1,400,000 1,200,000	91,117 8,670 14,614	500,495 305,037 280,406	0 5,698,176 0	202,268 323,798 177,359

C. E. Bunch President and Chief Operating Officer	2004 2003 2002	600,000 550,000 475,000	1,200,000 625,000 550,000	10,833 11,715 6,009	185,459 121,662 107,221	0 1,958,748 0	88,316 126,970 60,094

W. H. Hernandez Sr. Vice President, Finance	2004 2003 2002	450,000 415,000 375,000	680,000 375,000 350,000	3,315 4,137 822	107,179 68,899 65,534	0 1,424,544 0	55,229 83,586 46,343

J. C. Diggs Sr. Vice President, General Counsel and Secretary	2004 2003 2002	415,000 385,000 350,000	545,000 330,000 375,000	9,013 6,263 4,373	52,113 38,910 37,034	0 1,424,544 0	53,745 82,562 42,571

G. A. Goudy (4) Vice President, Automotive Aftermarket	2004 2003 2002	297,250 282,083 262,500	435,000 314,500 328,000	4,561 4,451 2,228	34,758 40,702 33,556	0 256,418 0	20,134 23,047 14,866

(1)	Cash and market value of Common Stock awarded.
(2)	The following are included in the amounts shown under Other Annual Compensation for Mr. LeBoeuf for 2004: Organization dues of $17,458 and personal transportation costs of $46,912.
(3)	The following are included in the amounts shown under All Other Compensation for 2004: Company contributions for each of the Named Executives were $8,448 under the PPG Industries Employee Savings Plan (the “Savings Plan”). Under the Company’s Benefit Account Plan, Company contributions for each of the Named Executives were $300. The value of premiums paid with respect to term life insurance for the benefit of Messrs. LeBoeuf, Bunch, Hernandez, Diggs and Goudy, respectively, was $1,460, $630, $581, $535, and $417. The amount shown for Mr. LeBoeuf includes $16,072, which is the portion of interest earned on certain deferred compensation above 120% of the applicable federal rate. The amounts shown for Messrs. LeBoeuf, Bunch, Hernandez, Diggs and Goudy include $32,788, $16,288, $10,100, $8,662, and $3,809, respectively, in Company contributions under the PPG Industries, Inc. Deferred Compensation Plan in lieu of Company contributions that could not be made under the Savings Plan because of the Internal Revenue Code and regulations promulgated thereunder. The figure also includes for Messrs. LeBoeuf, Bunch, Hernandez and Diggs, respectively, $143,200, $62,650, $35,800, and $35,800 for dividends accrued but not paid under the Executive Officers’ LTI Plan and $7,160 for Mr. Goudy for dividends accrued but not paid under the LTI Plan.
(4)	Mr. Goudy is included in the Summary Compensation Table for informational purposes. He is not an Executive Officer of the Company within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended. The Company’s Executive Officers are the members of the Company’s Executive Committee, who are appointed by the Company’s Board of Directors and who are currently Messrs. LeBoeuf, Bunch, Hernandez and Diggs.

Option Grants

Shown below is further information on grants of Options under the Company’s Stock Plan during fiscal year 2004 to the Named Executives. All of the Options granted in 2004 were Nonqualified Options, as are all outstanding Options. No Stock Appreciation Rights were granted to any of the Named Executives in 2004.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options/SARs Granted(#)(1)	Percent of Total Options/SARs Granted to Employees in Fiscal 2004(%)	Exercise or Base Price ($/Share)	Expiration Date	0% ($) (3)	5%($)	10%($)
R. W. LeBoeuf	140,000	5.01	58.80	2/17/2014	0	5,177,200	13,119,400
	24,505.88		60.99	2/18/2007	0	235,493	494,756
	102,823	3.68	60.99	2/16/2009	0	1,732,568	3,829,129
	21,787.78		60.99	2/13/2011	0	540,971	1,260,596
	5,982.21		60.99	2/19/2012	0	174,196	417,244
	121,418	4.35	61.92	2/15/2010	0	2,557,063	5,801,352
	7,650.27		61.92	2/13/2011	0	192,857	449,361
	76,330	2.73	61.92	2/19/2012	0	2,256,315	5,404,927

	500,495				0	12,866,663	30,776,765

C. E. Bunch	60,000	2.15	58.80	2/17/2014	0	2,218,800	5,622,600
	40,140	1.44	60.99	2/13/2011	0	996,676	2,322,500
	14,938.53		60.99	2/19/2012	0	434,995	1,041,926
	16,189.58		61.92	2/16/2009	0	276,994	611,944
	4,912.18		61.92	2/13/2011	0	123,832	288,531
	9,960.36		61.92	2/13/2011	0	251,092	585,050
	39,320	1.41	61.92	2/19/2012	0	1,162,299	2,784,249

	185,459				0	5,464,688	13,256,800

W. H. Hernandez	40,000	1.43	58.80	2/17/2014	0	1,479,200	3,748,400
	9,371.34		59.12	2/13/2011	0	225,560	525,619
	18,216.65		59.12	2/19/2012	0	514,238	1,231,584
	23,701.85		58.95	2/16/2009	0	386,089	852,999
	15,891.57		58.95	2/13/2011	0	381,384	888,784

	107,179				0	2,986,471	7,247,386

J. C. Diggs	30,000	1.07	58.80	2/17/2014	0	1,109,400	2,811,300
	20,461.73		58.95	2/16/2009	0	333,310	736,391
	1,652.06		58.95	2/15/2010	0	33,123	75,133

	52,113				0	1,475,833	3,622,824

G. A. Goudy	20,000.72		58.80	2/17/2014	0	739,600	1,874,200
	14,758.53		64.63	2/19/2012	0	455,432	1,090,764

	34,758				0	1,195,032	2,964,964

All Shareholders(4)					0	6,360,560,000	16,118,120,000

Named Executives’ Gain as % of All Shareholders’ Gain					0%	.377%	.359%

(1)	All Options were granted at Fair Market Value (the closing price for the Company’s Common Stock as reported on the New York Stock Exchange-Composite Transaction Tape) on the date of grant. The Options having an Exercise Price of $58.80 were granted on February 18, 2004, and become exercisable three years after the date of grant. The other Options were granted to certain of the Named Executives under the Restored Option provisions of the Stock Plan that was approved by PPG’s shareholders. Under the Restored Option provisions, an Optionee who surrenders (or certifies ownership of) shares of Common Stock in payment of the Option Price of an Option is granted a new Nonqualified Option (a “Restored Option”) covering the number of shares equal to the number of shares surrendered (or certified as to ownership) plus the number of shares surrendered or withheld to satisfy tax obligations. Restored Options have the same expiration date as the original Option, the exercise of which generated the Restored Option, an Exercise Price equal to the Fair Market Value of the Common Stock on the date of grant of the Restored Option and become exercisable six months after the date of grant. Restored Options have not been granted upon the exercise of any original Option granted after December 31, 2002.
(2)	The dollar amounts under these columns are the result of calculations using assumed rates of appreciation in the market price of PPG’s common stock as permitted by Item 402(c) of Regulation S-K. These dollar amounts are not intended to forecast possible future appreciation, if any, in the market price of PPG’s Common Stock.
(3)	No gain to the Optionees is possible without an increase in stock price. A 0% gain in stock price will result in zero gain for the Optionee.
(4)	Based on approximately 172,000,000 issued shares (other than Treasury shares), these amounts are the total increase in shareholder value using the 0%, 5% and 10% assumed annual appreciation rates and based on the price and terms of the Options granted on February 18, 2004.

Option Exercises and Fiscal Year-End Values

Shown below is information with respect to exercises during 2004 of Options granted under the Stock Plan and information with respect to unexercised Options granted in 2004 and prior years under the Stock Plan.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND

FY-END OPTION/SAR VALUES

			Number of Securities Underlying Unexercised Options/SARs at December 31, 2004(#)		Value of Unexercised In-the-Money Options/SARs at December 31, 2004($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
R. W. LeBoeuf	384,065	3,229,072	736,283	345,398	7,486,126	2,592,084
C. E. Bunch	145,965	1,012,945	224,468	130,381	2,470,321	1,000,777
W. H. Hernandez	102,395	712,876	237,104	79,592	3,244,353	739,042
J. C. Diggs	23,763	160,970	96,788	52,113	1,329,725	484,461
G. A. Goudy	18,678	130,398	91,811	34,758	917,062	239,296

(1)	Based on the closing price of the Company’s Common Stock as reported on the New York Stock Exchange Composite Transaction Tape on December 31, 2004 (the last trading day of fiscal year), which was $68.16 per share.

Long-Term Incentive Plan Awards

During 2004, the Officers-Directors Compensation Committee did not make any contingent share grants of PPG Common Stock to the Executive Officers under the Executive Officers’ LTI Plan or to Mr. Goudy under the LTI Plan. Under both the Executive Officers’ LTI Plan and the LTI Plan, contingent share grants are made for three-year plan periods and are paid out at the end of the period if the Company achieves target performance. Performance is measured by determining the percentile rank of the total shareholder return of PPG Common Stock (stock price plus accumulated dividends) in relation to the total shareholder return of companies comprising the S&P Materials Sector Index. If target performance is met at the end of the three-year award period, payments will equal the original contingent share grant. Payments at the end of the period will be zero if threshold performance is not achieved and may exceed the original targeted contingent grant if PPG total shareholder return is above certain objective, predetermined performance standards. In no event, however, may such payments to Executive Officers exceed the maximums stated in the Executive Officers’ LTI Plan. Contingent share awards earn dividend equivalents during the three-year award period, which are credited in the form of Common Stock Equivalents under the PPG Industries, Inc. Deferred Compensation Plan. Any payments made at the end of the award period under either the Executive Officers’ LTI Plan or the LTI Plan may be in the form of stock, cash (based on the market value of the number of contingent shares paid in the form of cash) or a combination of both, and may be deferred into the PPG Industries, Inc. Deferred Compensation Plan.

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights(#)	Performances or Other Period Until Maturation or Payout	Minimum (# of shares)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)

No grants were made in 2004.

Retirement Plans

The Company’s qualified retirement plan for salaried employees and nonqualified retirement plan both provide benefits after retirement. The annual benefits payable upon retirement under those plans to persons in hypothetical five-year average annual covered compensation and credited years-of-service classifications (assuming retirement as of January 1, 2005, at Social Security Normal Retirement Age) are estimated in the following table:

PENSION PLAN TABLE

Base and Incentive 5-Year Avg. Total Compensation	Credited Years-of-Service
	15	20	25	30	35
$ 500,000	107,460.00	144,452.00	181,444.00	218,435.00	255,427.00
750,000	165,560.00	222,552.00	279,544.00	336,535.00	393,527.00
1,000,000	223,660.00	300,652.00	377,644.00	454,635.00	531,627.00
1,250,000	281,760.00	378,752.00	475,744.00	572,735.00	669,727.00
1,500,000	339,860.00	456,852.00	573,844.00	690,835.00	807,827.00
1,750,000	397,960.00	534,952.00	671,944.00	808,935.00	945,927.00
2,000,000	456,060.00	613,052.00	770,044.00	927,035.00	1,084,027.00
2,250,000	514,160.00	691,152.00	868,144.00	1,045,135.00	1,222,127.00

The compensation covered by the Company’s qualified retirement plan for salaried employees, which is compulsory and noncontributory, is the salary of a participant as limited by applicable Internal Revenue Service (“IRS”) regulations. The compensation covered by the Company’s nonqualified retirement plan, which is available only to those employees who participate in the qualified retirement plan for salaried employees and in the PPG Industries, Inc. Executive Officers’ Annual Incentive Compensation Plan, the PPG Industries, Inc. Incentive Compensation and Deferred Income Plan for Key Employees or the PPG Industries, Inc. Management Award and Deferred Income Plan, is the compensation paid under the latter three plans, which for the Named Executives in the Summary Compensation Table on page 13 is shown in the “Bonus” column under “Annual Compensation.” Additional benefits may be paid to certain participants under the Company’s nonqualified retirement plan equal to any benefit which cannot be paid under the Company’s qualified retirement plan for salaried employees because of the restrictions of any applicable IRS regulations. The benefit payable under the Company’s qualified retirement plan for salaried employees is a function of a participant’s highest consecutive five-year average annual covered compensation during the ten years immediately prior to retirement and credited years-of-service while a plan participant. The benefit payable under the Company’s nonqualified retirement plan is a function of the participant’s five-year average annual covered compensation for the highest five years out of the final ten years immediately prior to retirement and credited years-of-service. The highest five-year average annual covered compensation under both plans through 2004 for Messrs. LeBoeuf, Bunch, Hernandez, Diggs and Goudy is $1,990,000.00, $925,000.00, $709,000.00, $642,000.00, and $519,418, respectively. The annual benefits payable under the plans as shown in the table above are estimated on the basis of a straight-life annuity, notwithstanding the availability of a joint and survivor annuity or lump sum benefit, and are not subject to reduction for social security benefits. For purposes of the plans, Mr. LeBoeuf has twenty-four years of service, Mr. Bunch twenty-five and one-half years, Mr. Hernandez fourteen years, Mr. Diggs eight years and Mr. Goudy thirty years.

Change In Control Arrangements

The Company has entered into arrangements with certain key executives, including the Named Executives, providing for the continued employment of such executives for a period of up to three years following a change in control of the Company. The arrangements contemplate that during such three-year period, such executives would continue to be employed in capacities, and compensated on a basis, commensurate with their capacities and compensation before the change in control occurred. The arrangements contemplate further that, in the event the executive’s employment is terminated (a) for any reason by the executive during a thirty-day period beginning one year after a change in control, (b) by the executive at any time during the three years following a change in control because either he or she has not been employed in a commensurate capacity or he or she has not been commensurately compensated or (c) by the Company at any time during the three years following a change in control other than for cause, the executive would be entitled to receive, subject to certain conditions, a payment. This payment would basically be the salary and the awards under the PPG Industries, Inc. Incentive Compensation and Deferred Income Plan for Key Employees or the PPG Industries, Inc. Executive Officers’ Annual Incentive Compensation Plan, as applicable, that the executive would have received (i) for two years (or until the executive’s retirement date, if earlier) if the termination was under situation (a) above or (ii) for three years (or until the executive’s retirement date, if earlier) if the termination was under situations (b) or (c) above.

AUDITORS

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year 2005. Deloitte & Touche LLP has been regularly engaged by the Company for many years to audit the Company’s annual financial statements and to perform audit-related, tax, and other services. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to appropriate questions from shareholders.

During 2004, the Company retained Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) to provide services in the following categories and amounts:

	2004	2003
Audit services (1)	$4,687,528	$2,983,750
Audit-related fees (2)	95,315	196,318
Tax fees (3)	1,494,061	2,203,238
All other fees	0	1,145

Total All Fees	$6,276,904	$5,384,451

(1)	Fees related to the audit of the consolidated financial statements, statutory and regulatory audits, consents, quarterly reviews, and for the first time in 2004, $1,475,000 for the attestation of internal control over financial reporting as required by Sarbanes-Oxley Section 404.
(2)	Fees related to due diligence, consultations concerning financial accounting and reporting standards, employee benefit plan audits, agreed-upon procedures engagements, and Sarbanes-Oxley Section 404 advisory services.
(3)	Fees related to tax compliance, planning and advice.

The services performed by Deloitte & Touche in 2004 were pre-approved in accordance with the Audit Committee pre-approval policy and procedures at its February 18, 2004 meeting. In so doing, the Committee determined that the provision of these services is compatible with maintaining the principal accountant’s independence.

Pre-approval Policy

The pre-approval policy describes the permitted audit, audit-related, tax, and other services that Deloitte & Touche may perform, and lists a range of fees for these services (the “Service List”). The services and fee ranges listed in the pre-approval policy are pre-approved by the Audit Committee. If a type of service to be provided by Deloitte & Touche is not included in the Service List, the Audit Committee must specifically pre-approve it. Similarly, any individual engagement not specifically included in the Service List that exceeds $50,000 or is related to internal control must be pre-approved by the Audit Committee. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to pre-approve up to $150,000 per engagement has been delegated to the Audit Committee Chair in order to accommodate time sensitive service proposals. Any pre-approval decisions made by the Chair must be communicated to the full Committee at the next scheduled meeting.

PROPOSAL TO ENDORSE THE APPOINTMENT OF THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders are asked to vote on a proposal to endorse the appointment by the Board’s Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2005.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO ENDORSE THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2005.

SHAREHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company’s Common Stock with the cumulative total return of the Standard & Poor’s Composite—500 Stock Index (“S&P 500 Index”) and the Standard and Poor’s Materials Sector Index (“S&P Materials Sector Index”) for the five year period beginning December 31, 1999 and ending December 31, 2004. The information presented in the graph assumes that the investment in the Company’s Common Stock and each Index was $100 on December 31, 1999, and that all dividends were reinvested.

Comparison of Five-Year Cumulative Total Shareholder Return

PPG Industries, Inc., S&P Materials Sector Index and S&P 500 Index

MISCELLANEOUS

Vote Required

The Annual Meeting of Shareholders will not be organized for the transaction of business unless a quorum is present. The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast shall constitute a quorum. Votes withheld and abstentions will be counted in determining the presence of a quorum, but broker non-votes will not be counted.

In the election of Directors, the number of nominees to be elected in each class who receive the greatest number of votes cast at the Annual Meeting by the holders of the Common Stock present in person or by proxy and entitled to vote, assuming the presence of a quorum, will be elected as Directors for a term of three years or until their earlier resignation or retirement. Since no written notice was received by the Company from a shareholder that a nomination would be made by the shareholder at the Annual Meeting pursuant to the nomination procedure provided for in the Company’s Bylaws, votes may only be cast for, or withheld from, the Company’s nominees.

Pennsylvania law provides that abstentions, votes withheld and broker non-votes are not votes cast. Therefore, with respect to the election of Directors, abstentions, votes withheld and broker non-votes do not count either for or against such election.

To be approved, the proposal to endorse the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm of the Company for 2005 requires a majority of votes cast on the proposal, assuming the presence of a quorum. If the proposal is not approved, the Audit Committee will take the shareholders’ vote under advisement. However, Deloitte & Touche LLP will remain the Company’s independent registered public accounting firm for 2005 unless removed by the Audit Committee of the Board of Directors.

Solicitation Costs

The costs of the solicitation of proxies will be borne by the Company. Arrangements may be made by the Company with brokerage houses and other custodians, nominees and fiduciaries for them to forward solicitation materials to the beneficial owners of the shares such brokerage houses and other custodians, nominees and fiduciaries hold of record, and the Company may reimburse them for the reasonable expenses they incur in so doing. To assist in the solicitation of proxies, the Company has engaged D. F. King & Co. for a fee of $12,000, plus out-of-pocket expenses. Directors, officers or other employees of the Company may, without additional compensation therefor, also make solicitations.

Shareholder Proposals for the Next Annual Meeting

To be eligible for inclusion in the Company’s Proxy Statement and Proxy Card relating to the 2006 Annual Meeting of Shareholders, shareholder proposals must be received by the Secretary of the Company on or before November 4, 2005. Any shareholder whose proposal is not included in the Company’s Proxy Statement and Proxy Card relating to the 2006 Annual Meeting of Shareholders and who intends to present business for consideration at such Annual Meeting must comply with the requirements set forth in the following paragraph.

Shareholders intending to present business for consideration at the Company’s 2006 Annual Meeting of Shareholders must give notice to the Secretary of the Company in accordance with Section 1.4 of the Company’s Bylaws (which are available on the Company’s website at www.ppg.com under “Corporate Governance”) and such business must otherwise be a proper matter for shareholder action. If, as expected, the 2006 Annual Meeting of Shareholders is held on April 20, 2006 (the third Thursday of April 2006), then the notice must be received by the Secretary of the Company on or before January 20, 2006, in order to be timely given.

Section 16(a) Beneficial Ownership Reporting Compliance

The Directors and Executive Officers of the Company are required to file reports of initial ownership and changes of ownership of PPG securities with the Securities and Exchange Commission and the New York Stock Exchange. To the Company’s knowledge, based solely on review of copies of such reports furnished to the Company and written representations that no other reports were required, the required filings of all such Directors and Executive Officers were filed timely, with the exception of Form 4s relating to the grant of stock options on February 18, 2004, to each of the Directors and to Messrs. Diggs and Hernandez that were inadvertently filed by the Company two business days later than the required filing date of February 20, 2004.

Other Matters

So far as is known, no matters other than those described herein are expected to come before the Meeting. It is intended, however, that the proxies solicited hereby will be voted on any other matters which may properly come before the Meeting, or any adjournment thereof, in the discretion of the person or persons voting such proxies unless the shareholder has indicated on the Proxy Card that the shares represented thereby are not to be voted on such other matters.

Pittsburgh, Pennsylvania

March 4, 2005

PPG Industries, Inc. P. O. Box 1150 Pittsburgh, PA 15230		VOTE BY TELEPHONE Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone and follow the simple instructions to record your vote.

VOTE BY INTERNET Have your proxy card available when you access the website http://www.votefast.com and follow the simple instructions to record your vote.

VOTE BY MAIL Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-800-542-1160		Vote by Internet Access the Website and cast your vote: http://www.votefast.com	Vote by Mail Return your proxy/instruction card in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week! Your telephone or internet vote must be received by 11:59 p.m. Eastern Time on April 20, 2005 to be counted in the final tabulation.

_______________________________________ è _______________________________________

ê Please fold and detach card at perforation before mailing. ê

PPG INDUSTRIES, INC. One PPG Place Pittsburgh, PA 15272	To obtain an Admission card to the Annual Meeting, place an “X” in the box to the right.
☐

PPG’S DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2.

	FOR	WITHHELD	FOR	AGAINST	ABSTAIN
1. ELECTION OF THREE DIRECTORS (01) MICHELE J. HOOPER (02) RAYMOND W. LEBOEUF (03) ROBERT MEHRABIAN	☐	☐ 2. PROPOSAL TO ENDORSE THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2005.	☐	☐	☐
FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):

SIGNATURE(S) DATE:
NOTE: Please sign as name(s) appear hereon. Give full title if signing for a corporation or partnership or as attorney, agent or in another representative capacity.

YOUR VOTE IS IMPORTANT !

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230, so that your shares may be represented at the Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

Admission Card

If you plan to attend the Meeting, please mark an “X” in the box provided on the reverse side of this proxy card. An admission card will be mailed to you at the address imprinted on the front of this form. If your shares are held in joint names, you will each receive an admission card. If you intend to bring a guest, please print their name on the line next to the admission card request box. If your admission card is to be sent to an address different than the address imprinted on the front of this form, please print that address on the line next to the admission card request box.

If you vote by telephone or Internet and plan to attend the meeting, you can request an admission ticket by following the instructions when you vote.

ê Please fold and detach card at perforation before mailing. ê

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PPG INDUSTRIES, INC.

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 21, 2005.

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 4, 2005, hereby appoints R.W. LeBoeuf, J.C. Diggs and T. L. Butera, or any of them, with full power of substitution to each, proxies to represent the undersigned and to vote all of the shares of the Common Stock of PPG Industries, Inc., (the “Company”) that the undersigned would be entitled to vote if personally present at the 2005 Annual Meeting of Shareholders of the Company, or any adjournment thereof, as directed on the reverse side hereof and in their discretion on such other matters as may properly come before the meeting or any adjournment thereof.

The shares represented by this proxy will be voted as directed on the reverse side hereof. If no direction is given, however, the shares represented by this proxy will be voted FOR the election of the nominees for Director proposed by the Board of Directors (those nominees are Michele J. Hooper, Raymond W. LeBoeuf and Robert Mehrabian) and FOR the proposal to endorse the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2005. Shares to be voted FOR the election of the nominees proposed by the Board of Directors will be voted cumulatively in the discretion of the proxies for any nominees other than nominees with respect to whom authority to vote FOR has been withheld. This card votes all of the shares of the Common Stock of the Company held under the same registration in any one or more of the following manners: as a shareholder of record; in the Shareholder Investor Services Program; in the PPG Industries Employee Savings Plan and in the PPG Canada Inc. Employee Savings Plan.

Please complete, sign and date this Card on the reverse side and return it promptly in the enclosed reply envelope if you do not vote by telephone or Internet.